EXHIBIT 12
                                   ----------


HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

--------------------------------------------------------------------
All dollar amounts are stated in millions.
Three months ended March 31                       1998          1997
--------------------------------------------------------------------
Net income                                      $137.0        $ 89.1
Income taxes                                      70.2          49.5
                                                ------        ------
Income before income taxes                       207.2         138.6
                                                ------        ------
Fixed charges:
  Interest expense <F1>                          278.6         240.2
  Interest portion of rentals <F2>                 5.3           5.3
                                                ------        ------
Total fixed charges                              283.9         245.5
                                                ------        ------
Total earnings as defined                       $491.1        $384.1
                                                ======        ======
Ratio of earnings to fixed charges                1.73          1.56
                                                ======        ======
Preferred stock dividends <F3>                  $   -         $  2.8
                                                ======        ======
Ratio of earnings to combined fixed charges
  and preferred stock dividends                   1.73          1.55
                                                ======        ======

<F1> For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2> Represents one-third of rentals, which approximates the portion representing interest.

<F3> Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 35.7 percent for the three months ended March 31, 1997.